Exhibit 12



                                                      TUCSON ELECTRIC POWER COMPANY
                                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                             Nine Months                            12 Months Ended
                                               Ended      --------------------------------------------------------------------
                                              Sep. 30,    Sep. 30,    Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                                                2003        2003        2002        2001        2000        1999        1998
------------------------------------------------------------------------------------------------------------------------------
                                                                             - Thousands of Dollars -
Fixed Charges:
  Interest on Long-Term Debt                 $ 57,384    $ 74,889    $ 65,620    $ 68,678    $ 66,377    $ 66,836    $ 72,672
  Other Interest (1)                            1,587       1,562         273         441       9,067      13,081      13,207
  Interest on Capital Lease Obligations (2)    62,781      84,721      87,783      90,506      92,658      82,414      81,823
------------------------------------------------------------------------------------------------------------------------------
Total Fixed Charges                           121,752     161,172     153,676     159,625     168,102     162,331     167,702
==============================================================================================================================

Net Income                                    102,971     114,609      53,737      75,284      51,169      73,475      41,676


Less:
  Extraordinary Income & Accounting
    Change - Net of Tax                        67,471      67,471           -         470           -      22,597           -
------------------------------------------------------------------------------------------------------------------------------
Net Income from Continuing Operations          35,500      47,138      53,737      74,814      51,169      50,878      41,676


Add (Deduct):
  Losses (Gains) from Equity Investees (3)        (85)       (347)         17         700       1,543           -           -
  Income Taxes                                 26,962      34,944      35,350      55,910      26,566      22,350      17,578
  Total Fixed Charges                         121,752     161,172     153,676     159,625     168,102     162,331     167,702
------------------------------------------------------------------------------------------------------------------------------

Total Earnings Before Taxes and
  Fixed Charges                              $184,129    $242,907    $242,780    $291,049    $247,380    $235,559   $226,956
==============================================================================================================================

Ratio of Earnings to Fixed Charges              1.512       1.507       1.580       1.823       1.472      1.451      1.353

 (1)  Excludes recognition of Allowance for Borrowed Funds Used During Construction.
 (2)  Amounts have been restated for year ended 2001 to conform to current year's presentation.
 (3)  Inncom losses (gains).
